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                                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
-----------------------------                                                                          -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                          OMB APPROVAL
-----------------------------                                                                          -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------

    INSTRUCTION 1(b).
(Print or Type Responses)

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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer
                                                                                                        (Check all applicable)

                                                                                                X Director             __10% Owner
    Walker        Dwayne            M.          Network Commerce Inc. (NWKC)
- --------------------------------------------------------------------------------------------- X   Officer (give      __Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for                     title       (specify
                                                Number of Reporting        Month/Year                        below)       below)
                                                Person (Voluntary)                             Chairman and Chief Executive Officer
    21729 N.E. 139th Street                                                March 2001
---------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
  Woodinville      WA              98072                                   (Month/Year)       ---
---------------------------------------------                                                     Form filed by More than One
   (City)        (State)            (Zip)                                                     --- Reporting Person

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                                               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6.Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities      ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially    Form:       direct
                                                  (Instr. 8)                                  Owned at        Direct      Bene-
                                     (Month/                                                  End of          (D) or      ficial
                                      Day/     -------------------------------------------    Month           Indirect    Owner-
                                      Year)                               (A) or              (Instr. 3       (I)         ship
                                                Code    V       Amount    (D)     Price       and 4)          (Instr. 4) (Instr. 4)
------------------------------        -----     ----   --       ------    ------  -----       ----------      ---------- ----------

Common Stock                                                                                  1,833,802
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)


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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year
                                       Security              ----------------------------------------------------------
                                                                                                        Date     Expira-
                                                                                                        Exer-    tion
                                                                                                        cisable  Date
                                                              Code    V        (A)        (D)
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Option to Purchase Common Stock         $0.09       3/20/01    A      V        125,000                  (1)     3/20/11
 (right to buy)
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Common Stock          125,000                     125,000          D
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Explanation of Responses:

(1) This option vests in equal increments semi-annually for two years beginning on 7/2/2001.


                                                                                 /s/ Dwayne Walker                4/10/01
                                                                                 -------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                     **Signature of Reporting Person  Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                   Page 2
                                                                                                           SEC 1474 (7-97)
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